Exhibit 21.1

Subsidiary of Montauk Renewables, Inc.	State of Organization
Montauk Energy Holdings, LLC	Delaware
Apex LFG Energy, LLC	Delaware
Bowerman Power LFG, LLC	Delaware
Galveston LFG, LLC	Delaware
GSF Energy, L.L.C.	Delaware
Johnstown LFG Holdings, Inc. f/k/a Leaf LFG Investments, Inc.	Delaware
Johnstown Regional Energy, LLC	Pennsylvania
MEDC, LLC	Delaware
MH Energy, LLC	Delaware
MH Energy (GP), LLC	Delaware
Monmouth Energy, Inc.	New Jersey
Monroeville LFG, LLC	Delaware
Montauk Energy Capital, LLC	Delaware
Montauk Renewable Ag, LLC	Delaware
Pico Energy, LLC	Idaho
Tulsa LFG, LLC	Delaware
TX LFG Energy, LP	Delaware
Valley LFG, LLC	Delaware